BYLAWS

                                       OF

                               NATEXCO CORPORATION

                                    ARTICLE I

                                Offices and Seal

         Section 1. Offices. The initial principal offices of the corporation shall be in the City and county of Denver, Colorado, but the Corporation may, at the discretion of the Board, keep and maintain offices wherever the business of the Corporation may require or change the address of the principal office at its discretion.

         Section 2. Registered Office and Agent. The Corporation shall have and continually maintain in the State of Nevada a regjstered office and a registered agent whose business office is identical with the registered office. The initial registered office and the initial registered agent are specified in the Articles of Incorporation. The corporation may change its registered office or change its registered agent upon filing a statement as specified by the Nevada Revised Statutes in the office of the Secretary of State of Nevada, or by otherwise complying with Nevada law as it may exist from time to time.

         Section 3. Seal. The seal of the Corporation shall be circular in form and shall bear on its outer edge the name of the corporation and in the center the words "SEAL" and "NEVADA."

                                   ARTICLE II

                               Board of Directors

         Section 1. General Powers and Duties. The property, affairs and business of the corporation shall be managed under the direction and supervision of a Board of Directors. The Board shall have and exercise, or cause to be exercised, on behalf of the Corporation, all of the rights, powers and privileges granted to the Corporation as a corporation orgenized under the laws of Nevada. The Board shall manage the Corporation in a manner which ts not inconsistent with the Nevada Revised Statutes, or the Articles of Incorporation.

         Section 2. Qualifications and Number. The Board shall consist of not less than one (1) Director, nominated and elected as provided by these Bylaws The Board shall include at least one (1) officer of the Corporation.

         Section 3. Tenure. Directors shall serve three (3) year terms, and are eligible for unlimited consecutive terms. If there are more than one director, the seats on the Board shall be divided into parts as equally as possible. The terms of the Directors shall be staggered so that approximately one-third (1/3) of the seats are elected each year. Directors remain in office until replaced by a Board election.

         Section 4. Nomination and Election of Directors. Nominations shall be made within the Board at the Annual Board Meeting. The current Directors shall have equal votes, except that an incumbent Director must abstain from voting when he is nominated for re-election.

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         Section 5. Vacancies. Vacancies in any Board seat on the Board shall be filled by nomination and majority vote of the remaining Directors. Any Director so elected shall serve for the remainder of the term for which the predecessor in that seat was elected.

         Section 6. Removal and Resignation. Any Director may at any time resign by giving written notice to the Chairman or Secretary. Such resignation may take effect at the date of receipt of such notice, or at such later date specified in the notice. The Board may, upon an affirmative vote present in person or by proxy at a meeting called for that purpose, remove any Director with or without cause.

         Section 7. Annual Meeting. The Board shall hold an annual meeting at the principal offices of the Corporation each year within sixty (60) days of the end of the fiscal year.

         Section 8. Quarterly Meetings. The Board shall hold quarterly meetings within sixty (60) days of the end of each fiscal quarter, except that the Annual Meeting shall be considered to be the quarterly meeting for the fourth quarter.

         Section 9. Special Meetings. Special meetings of the Board may be called at any time by the Chairman or by any Director.

         Section 10. Notice. Reasonable notice of all meetings shall be given, and when possible, the meeting shall be arranged at the mutual convenience of the Directors. Neither the business to be transacted at, nor the purpose of, any quarterly or special meeting need be specified unless otherwise required by law, the Articles of Incorporation, or these Bylaws.

         Section 11. Waiver. Attendance of a Director at a meeting constitutes a waiver of any objection to the notice calling such meeting, except where the Director attends such meeting for the sole purpose of objecting to the transaction of any business because of unlawful notice thereof and does not otherwise participate in the meeting.

         Section 12. Quorum. A quorum of the Board shall be the Chairman or other presiding officer and one-half (1/2) of the other current Directors, except that when the business to be transacted is limited to the election or dismissal of a Director, a quorum shall be the Chairman or other presiding officer and one-half (1/2) of the other current Directors excluding the Director for whom action is being taken.

         Section 13. Action by the Board Without a Meeting. Any action which may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken and stating that it is taken by unanimous written consent, shall be signed by all Directors entitled to vote with respect to such action

         Section 14. Proxy Voting. Proxy voting shall not be permitted at any meeting if a consent in writing, setting forth the action so taken and stating that it is taken by unanimous written consent, shall be signed by all Directors entitled to vote with respect to such action.

         Section 15. Committees of the Board. The Board may establish committees to assist it in fulfilling and satisfying its duties and responsibilities. Each committee shall have at least one Director, who must act as the chairperson of such committee. Other members of the committee may be appointed by the Board from employees or consultants retained by the Corporation. Membership on any such committee shall be for a term as specified by the Board.

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                                   ARTICLE Ill

                                    Officers

         Section 1. Officers. The officers of the Corporation shall be the President and Secretary/Treasurer; the Directors may also elect other officers including Vice-President(s) if deemed desirable by them. Any one person may hold two or more such offices except for the offices of President and Secretary.

         Section 2. Election and Term of Office. The officers of the Corporation shall be elected by the Board for three (3) year terms from the Board, employees of or consultants retained by the Corporation, except that the President must be a Director. Officers may serve unlimited consecutive terms, and remain in office until replaced by a Board election.

         Section 3. Duties. The duties and responsibilities of the Officers shall be as provided in the statutes of the State of Nevada and as determined from time to time by the Board. Subject to the foregoing, such duties shall include the following:

         3.1 Chairman of the Board. The Board shall elect a Chairman to preside over the Board meetings. The Chairman shall be elected from the current Directors and shall be the chief executive officer of the Corporation. In his absence, the President shall serve as Chairman. The Chairman has the authority to call special meetings of the Board as provided by these Bylaws.

         3.2 President. The President shall be the chief operating officer of the Corporation. Subject to the direction and control of the Chairman and the Board of Directors, he shall supervise the activities of the Corporation and shall see that all policies and instructions of the Board are carried into effect. He may negotiate for, execute and deliver contracts, deeds and other instruments and agreements on behalf of the Corporation as are necessary and appropriate for the ordinary course of business. In the absence of the Chairman, the president shall serve as Chairman.

         3.3 Vice President The Vice President shall, upon the death, absence or disability of the President, have all of the authority, power and duties of the President He shall have such additional authorities as may be delegated to him by the President of the Board of Directors.

         3.4 Secretary. The Secretary shall give, or cause to be given, notice of Board meetings requiring notice, keep the minutes of all Board meetings, be responsible for the maintenance of all corporate records and files and for the preparation and filing of all reports to government agencies (other than tax returns).

         3.5 Treasurer. The Treasurer shall have control of all funds of the Corporation and the care and custody of all negotiable instruments of the Corporation. He shall be responsible for the preparation and filing of tax returns and tax forms and applications. He shall have authority to receive all monies paid to the Corporation and to give receipts and vouchers, to sign and endorse checks and warrants in the Corporation's name and on the Corporation's behalf. The Treasurer shall keep charge of all disbursements of funds of the Corporation, shall keep full deposit all monies and other valuable effects in the name of and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

         Section 4. Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice to the President or Secretary. Such resignation may take effect at the date of receipt of such notice, or at such later date specified in the notice. The Board may, upon an affirmative vote present in person or by proxy at a meeting called for that purpose, remove any officer with or without cause. The removal of any such officer shall be without prejudice to contract rights, if any, of the officer so removed.


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         Section  5.  Compensation.  The  Board  shall fix from time to time the compensation of its officers who do not perform their duties gratis for the Corporation. Election or appointment of an officer shall not, of itself, create a contract or other right to compensation for services performed by such officers.

         Section 6. Delegation of Duties. The Board may delegate authority to the officers of the Corporation to appoint or employ such other employees or consultants as deemed advisable from time to time, and may delegate to such persons duties and authorities as appropriate.

                                   ARTICLE IV

                                 Indemnification

         Section 1. Indemnification. To the fullest extent permitted or provided bythe Nevada Revised Statutes, as amended from time to time, the Corporation shall indemnify any person against all liability, costs (including attorneys'
fees) and amounts paid in settlement incurred by reason of the fact that he is or was a director, officer, agent or employee of the Corporation; or, while serving as director, officer, agent or employee of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust, or other entity. In addition to the foregoing obligation of indemnification, and with a view to giving the person covered by these provisions the broadest possible indemnity, the Corporation shall also indemnify persons as provided in the succeeding paragraphs of this Article.

         The Corporation shall indemnify any person who was or is a party or is threatened to be made party to any suit or proceeding, by reason of the fact that he is or was a director, officer, agent or employee of the Corporation or, while serving as a director, officer, agent or employee of the Corporation, he is or was serving at the requestof the Corporation as a director, officer, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust or other entity, against all liability, costs (including attorneys' fees) and amounts paid in settlement if he acted in good faith and in a manner he believed in good faith to be in and not opposed to the best interests of the Corporation.

         Section 2. Expenses. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the person seeking the advance to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized by this Article.

                                    ARTICLE V

                       Contracts Checks and Miscellaneous

         Section 1. Contracts. The Board may authorize any officer or agent of the Corporation to enter into any particular contract or execute and deliver any particular instrument in the name of the Corporation if no such authorization is provided for the officer or agent elsewhere in these Bylaws. Without such authorization, no such officer or agent shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liability pecuniarily for any amount.

         Section 2. Funds. All funds of the Corporation shall be deposited to the credit of the Corporation under such conditions and in such depositories as the Board may designate, and for the purpose of such deposit any person or



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persons to whom such power is delegated may endorse,  assign and deposit checks, drafts and other orders for payment of funds payable to the order of the Corporation. All checks, drafts or other orders for the payment of money issued by the Corporation shall be signed by such person or persons as may, from time to time, be designated by the Board or these Bylaws.

         Section 3. Fiscal Year. The fiscal year of this Corporation shall be the calendar year.

         Section 4. Amendments. The Bylaws may be amended, supplemented or restated, in whole or in part, by a majority vote of the entire Board, at any duly called meeting thereof, provided notice of such meeting sets forth the subject of the proposed amendment

                                   ARTICLE VI

                                 Effective Date

         These Bylaws shall become effective on the date of their adoption by resolution approved by the unanimous membership of the Board of Directors.

                                   CERTIFICATE

         The undersigned, as duly elected or appointed Secretary of the Corporation hereby certifies that the Board of Directors, by proper resolution and unanimous vote, adopted and approved the above and foregoing Bylaws of the Corporation on the date set forth below.

DATE:                           1998
     ---------------------------



/s/ Carol J. Spyhstra
----------------------------
Secretary








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